EXHIBIT 8.2

May 6, 2015

Cornerstone Bancshares, Inc.

835 Georgia Avenue

Chattanooga, Tennessee 37402

Re:	Agreement and Plan of Merger by and between SmartFinancial, Inc. and Cornerstone Bancshares, Inc.

To the Board of Directors:

We have acted as counsel to Cornerstone Bancshares, Inc., a Tennessee corporation (“Bancshares”), in connection with the merger, as described in the Agreement and Plan of Merger by and among SmartFinancial, Inc., a Tennessee corporation (“SmartFinancial”), SmartBank, a Tennessee-chartered commercial bank and wholly-owned subsidiary of SmartFinancial (“SmartBank”), Bancshares, and Cornerstone Community Bank, a Tennessee-chartered commercial bank and wholly-owned subsidiary of Bancshares (“Cornerstone Community Bank”), dated December 5, 2014, (the “Merger Agreement”), pursuant to which SmartFinancial shall be merged with and into Bancshares in accordance with the laws of the State of Tennessee (the “Merger”), whereupon the separate existence of SmartFinancial shall cease, and Bancshares shall be the surviving corporation for U.S. federal income tax purposes. The time at which the Merger becomes effective is hereafter referred to as the “Effective Time.”

You have requested our opinion regarding whether the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as

amended (the “Code”). This opinion is being furnished to you pursuant to your request as required by Section 8.2(f) of the Merger Agreement and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act of 1933, as amended, with respect to the U.S. federal income tax consequences of the Merger. Unless otherwise indicated, each capitalized term used but not defined herein has the meaning ascribed to it in the Merger Agreement.

Cornerstone Bancshares, Inc.

May 6, 2015

In connection with this opinion, we have examined and are familiar with originals and copies, certified or otherwise identified to our satisfaction, of the (i) the Merger Agreement, (ii) the Joint Proxy Statement/Prospectus provided to shareholders of Bancshares and SmartFinancial on Form S-4 in the form to be filed by Bancshares with the Securities and Exchange Commission (the “Joint Proxy Statement”), (iii) the letters of representation issued to us by SmartFinancial and Bancshares (the “Tax Representation Letters”), and (iv) such other documents as we deem necessary or appropriate in order to enable us to render this opinion. In all our examinations, we have assumed, or will assume, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies or drafts.

In rendering our opinion, we have assumed, with your permission, that (i) the Merger will be effected in accordance with the Merger Agreement, and (ii) the information set forth in the Joint Proxy Statement and the statements concerning the Merger in the Merger Agreement are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

Our opinion is expressly conditioned on, among other things, the accuracy as of the date hereof, and the continuing accuracy, of all of such facts, information, covenants, statements and representations through and as of the Effective Time. We have also assumed that any representations made in the Merger Agreement or the Tax Representation Letters “to the knowledge of” or based upon the belief of Bancshares and SmartFinancial, or similarly qualified, are true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time, in each case without such qualification. Any material change in the facts referred to, set forth, or assumed herein, in the Merger Agreement or in the Tax Representation Letters could affect the conclusions stated herein.

In rendering our opinion, we have considered the applicable provisions of (i) the Code, as amended and as in effect on the date hereof, and our interpretations of the Code, (ii) the applicable Treasury Regulations promulgated under the Code and as currently in effect (the “Regulations”), (iii) current administrative interpretations by the Internal Revenue Service (the “Service”) of the Code and the Regulations as they apply to reorganizations, and (iv) existing judicial decisions, all of which are subject to change or modification at any time (possibly with retroactive effect), and such other authorities as we have considered relevant.

Based solely upon and subject to the foregoing, we are of the opinion that for U.S. federal income tax purposes the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and that Bancshares and SmartFinancial will each be a party to such “reorganization” within the meaning of Section 368(b) of the Code.

We express no opinion on any issue relating to U.S. federal income tax consequences other than those described herein, or on any issue of any state, local, foreign or other tax laws. Further, our opinions are not binding upon the Service or the courts, and there is no assurance that the Service or a court will not take a contrary position. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law, Regulations or interpretations thereof.

Cornerstone Bancshares, Inc.

May 6, 2015

This opinion is being delivered to you for the purpose of satisfying the requirement in Section 8.2(f) of the Merger Agreement and being included as an exhibit to the Joint Proxy Statement; it may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity for any other purpose without our express written permission. To that end, we hereby consent to the filing of this opinion as Exhibit 8.2 to the Joint Proxy Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ MILLER & MARTIN PLLC